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                                                                     EXHIBIT 3.1


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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        ASSOCIATED MATERIALS INCORPORATED
                   (Originally Incorporated on April 4, 1983)

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         ASSOCIATED MATERIALS INCORPORATED, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST. The name of the Corporation is Associated Materials Incorporated (the "Corporation"). The Corporation was originally incorporated as Associated Materials Incorporated on April 4, 1983.

         SECOND. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation has been duly adopted in accordance therewith, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

         THIRD. The text of the Amended and Restated Certificate of Incorporation of the Corporation hereby reads in its entirety as follows:

                  ARTICLE I:  The name of the Corporation is

                              Associated Materials Incorporated.

                  ARTICLE II: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent in the State of Delaware is The Corporation

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Trust Company, the address of which is Corporation Trust Center, 1209 Orange
Street, Wilmington, DE 19801.

                  ARTICLE III: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

                  ARTICLE IV: The total authorized capital stock of the Corporation shall be 1000 shares of Common Stock, par value $0.01 per share.

                  ARTICLE V: The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                  ARTICLE VI: The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided in the By-Laws adopted by the Corporation's stockholders.

                  ARTICLE VII: Each person who is or was a Director or officer of the Corporation, or each such person who is or was serving at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law


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permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this ARTICLE VII. Any amendment or repeal of this ARTICLE VII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal. To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this ARTICLE VII shall not adversely affect any right or protection of a Director of the Corporation existing immediately prior to such repeal or modification.

                  ARTICLE VIII: Except as provided in ARTICLE VII, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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         IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been signed by an authorized officer, this 24th day of April, 2002.


                                       ASSOCIATED MATERIALS INCORPORATED



                                       By:  /s/ D. Keith LaVanway
                                            -----------------------------------
                                            Name:   D. Keith LaVanway
                                            Title:  Chief Financial Officer